Exhibit 99.1

        INTELLIGENT SYSTEMS ANNOUNCES 4TH QUARTER AND FISCAL 2004 RESULTS

           *** Earnings Conference Call and Webcast at 11 AM Today ***

    NORCROSS, Ga., March 17 /PRNewswire-FirstCall/ -- Intelligent Systems Corporation (Amex: INS) ( http://www.intelsys.com ) announced today its financial results for the fourth quarter and fiscal year ended December 31, 2004.

    For the fiscal year ended December 31, 2004, the company recorded revenue of $22.3 million, a 67 percent increase compared to revenue of $13.3 million for the twelve-month period in 2003. Net income for the twelve-month period in 2004 was $2.6 million or $0.57 per basic share, compared to a net loss of $4.8 million or $1.07 per basic share recorded in 2003.

    For the fourth quarter ended December 31, 2004, Intelligent Systems recorded revenue of $4.0 million compared to revenue of $4.6 million in the same period last year. Net income for the three months ended December 31, 2004 was $572,000 or $0.13 per share compared to a net loss of $1.2 million or $0.26 per share for the same three-month period in 2003.

    Compared to 2003, annual revenue from product sales grew 34 percent in 2004, whereas annual revenue from services increased 125 percent in 2004. The year-to-year increase in product revenue reflects primarily the impact of a $7.5 million software license earned by the company's VISaer subsidiary upon completion of a significant multi-year contract in the third quarter of 2004, as reported in the previously announced third quarter results. The increase in revenue from services reflects not only the contribution of various professional services delivered under the major VISaer contract but also a larger installed base of customers that purchased maintenance and support services at all three of the company's software subsidiaries. Additionally, the company reduced consolidated operating expenses by nine percent in 2004 compared to 2003.

    The results for the twelve-month period ended December 31, 2004 include $2.5 million in net investment income comprised of $2.7 million related to distributions from minority-owned ISC Guernsey, an entity that realized a significant gain from the sale of stock in a U.K. based company, and investment gains aggregating $513,000 on transactions involving three other minority owned technology companies, offset in part by a write-off of $639,000 on the company's minority ownership in an early stage technology company. The company also recognized $392,000 in other income in 2004, almost all of which reflects the final net gain on the sale of a VISaer product line in July 2000. By comparison, in 2003, the company recorded net investment income of $3.0 million related to a gain of $4.5 million on the settlement of an escrow fund related to an earlier sale of an affiliate company, offset in part by write-downs aggregating $1.5 million against the carrying values of investments in certain minority-owned companies.

    During 2004, the company continued to support investment in important product development activities at both its CoreCard Software and VISaer subsidiaries for new software products, although such expenses were lower in both the fourth quarter and annual periods of 2004 compared to the same periods in 2003. As previously noted, the VISaer software contract that contributed to the sales and profit increase in 2004 was significantly larger than the typical software sale recorded by any of the company's software subsidiaries and is not expected to represent a trend. Typically, software sales and installations take 12 to 24 months to complete, during which time milestone payments are generally recorded as deferred revenue until the software is delivered and customer acceptance occurs. At December 31, 2004, the company has recorded $4.9 million in current net deferred revenue comprised of amounts recorded by its four consolidated subsidiaries, net of associated costs, that is expected to be recognized in 2005.

    Conference Call and Webcast Information
    As announced previously, Intelligent Systems has scheduled a conference call for today at 11 AM EST to discuss the results of the fourth quarter and annual periods for 2004. The call-in number is (877) 226-7144 (domestic) and (706) 679-3941 (local and international). A transcript of the conference call will be available by the end of the day and will be archived on the company's website at http://www.intelsys.com for 12 months.

    About Intelligent Systems Corporation
For over thirty years, Intelligent Systems Corporation [AMEX: INS] has identified, created, operated and grown early stage technology companies. The company has operations and investments, principally in the information technology industry. The company's consolidated subsidiaries include VISaer, Inc. ( http://www.visaer.com ), QS Technologies, Inc. ( http://www.qsinc.com ), CoreCard Software, Inc. ( http://www.corecard.com ), (all software companies) and ChemFree Corporation ( http://www.chemfree.com ) (an industrial products company). Since 1990, the company has operated the Intelligent Systems Incubator, an award-winning pioneer in privately sponsored incubators. Further information is available on the company's website at http://www.intelsys.com , or by calling the company at 770/381-2900.

    In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward- looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise. Among the factors that could cause actual results to differ materially from those indicated by such forward- looking statements are delays in product development, undetected software errors, competitive pressures (including pricing), changes in customers' requirements or financial condition, market acceptance of products and services, changes in financial markets, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies, the impact of events, such as the war against IRAQ and the SARS epidemic, on the company's worldwide market opportunity, other geopolitical or military actions, and general economic conditions, particularly those that cause business or government to delay or cancel purchase decisions.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except share amounts)

                                                 Three Months Ended                Twelve Months Ended
                                                      Dec. 31,                          Dec. 31,
                                           ------------------------------    -------------------------------
                                               2004             2003             2004              2003
                                           -------------    -------------    -------------     -------------
Revenue
  Products                                 $       2,082    $       3,235    $      11,386     $       8,466
  Services                                         1,879            1,360           10,946             4,868
    Total revenue                                  3,961            4,595           22,332            13,334
Cost of revenue
  Products                                           856              804            3,699             3,324
  Services                                           885              783            5,177             3,380
    Total cost of revenue                          1,741            1,587            8,876             6,704
Expenses
  Marketing                                          577              645            2,558             2,811
  General & administrative                           738              978            3,542             3,895
  Research & development                           1,744            2,060            7,630             8,316
Loss from operations                                (839)            (675)            (274)           (8,392)
Other income
  Interest income (expense), net                       6               (2)              --                 2
  Investment income (loss), net                    1,167             (604)           2,524(a)          3,040(b)
  Equity in earnings
   (losses) of affiliate companies                  (135)             137              (76)              184
  Other income, net                                  375               40              392               328
Income (loss) before
 income tax provision (benefit)                      574           (1,104)           2,566            (4,838)
Income tax provision (benefit)                         2               64                3               (40)
Net income (loss)                          $         572    $      (1,168)   $       2,563     $      (4,798)
Basic net income (loss) per share          $        0.13    $       (0.26)   $        0.57     $       (1.07)
Diluted net income (loss) per share        $        0.12    $       (0.26)   $        0.56     $       (1.07)
Basic weighted average shares                  4,478,971        4,478,971        4,478,971         4,483,458
Diluted weighted average shares                4,610,043        4,493,640        4,607,641         4,483,458

a. Includes $3.2 million investment gains, offset in part by $639,000 write-off of investment.
b. Includes $4.5 million gain on escrow settlement, offset in part by $1.5 million in reserves/losses on investments.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                        December 31,    December 31,
                                                           2004            2003
                                                       -------------   -------------
ASSETS
Current assets:
  Cash                                                 $         670   $       1,133
  Accounts receivable, net                                     2,931           1,543
  Notes and interest receivable                                   --             142
  Inventories                                                    653             766
  Other current assets                                           217             614
    Total current assets                                       4,471           4,198
Long-term investments                                          4,879           6,275
Property and equipment, at cost less
 accumulated depreciation                                        781             746
Goodwill                                                       2,049           2,039
Intangibles, net                                                 699             476
Other assets, net                                                 25               8
Total assets                                           $      12,904   $      13,742

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                     $         867   $         932
  Short-term borrowings                                          267             250
  Deferred revenue                                             4,895           2,586
  Deferred gain                                                   --             291
  Accrued expenses and other current liabilities               1,480           2,037
    Total current liabilities                                  7,509           6,096
Deferred revenue, net of current portion                          --           5,060
Other long-term liabilities                                      310              --
    Total long term liabilities                                  310           5,060
Minority interest                                              1,516           1,516
Redeemable preferred stock of subsidiary                          --              --

Total stockholders' equity                                     3,569           1,070
Total liabilities and stockholders' equity             $      12,904   $      13,742

For further information, call
Bonnie Herron, 770/564-5504
or email to bherron@intelsys.com

SOURCE  Intelligent Systems Corporation
    -0-                             03/17/2005

    /CONTACT:  Bonnie Herron of Intelligent Systems Corporation,
+1-770-564-5504, or bherron@intelsys.com /
    /Web site:  http://www.intelsys.com
                http://www.visaer.com
                http://www.qsinc.com
                http://www.corecard.com
                http://www.chemfree.com /